Exhibit 4.11

EXECUTION VERSION

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made as of this fifth day of November, 2019, by and among Hudson Solar Cayman, LP (“Hudson Solar”), Hudson Sustainable Management, LLC (“HSM”), Hudson Global Finance DE, LLC (“Hudson Global Finance”, and together with Hudson Solar and HSM, the “Hudson Parties”) on the one hand, and Sky Solar Holdings, Ltd. (“SSH ”), Sky Solar Power Ltd. (“SSP”), Sky International Enterprise Group Limited (“SIE”), and the other obligors listed on the schedule attached hereto as Schedule 1 (collectively, the “Other Obligors”, and together with SSH, SSP, and SIE, the “Sky Solar Parties”). The parties to this Agreement are referred to herein collectively as the “Parties” and individually as a “Party”.

R E C I T A L S

WHEREAS, Energy Capital Investments S.à r.l. (“ECI”), Renewable Capital Investment 2, Sociedad Limitada (“RCI 2”), and Lumens Holdings 1, LLC (“Lumens 1”), as Obligors, and Hudson Solar, as Administrative Agent, Initial Note Purchaser, and Note Holder, entered into the Amended and Restated Note Purchase Agreement dated as of July 15, 2016 (as amended, amended and restated, or otherwise modified from time to time, the “NPA”);

WHEREAS, ECI issued Notes to the Initial Note Purchaser with an aggregate principal balance of $54,629,006 as of the date hereof;

WHEREAS SSH, SSP, and SIE, each as Guarantor, and Hudson Solar entered into that certain Guaranty Agreement dated September 18, 2015, whereby SSH, SSP, and SIE have guaranteed the Obligations under the NPA, including but not limited to amounts owing under the Notes and the NPA, and a confirmation of the same was executed on July 15, 2016 (the “Guaranty”);

WHEREAS, each of SIE, ECI, Lumens 1, RCI 2, and certain of the Other Obligors have entered into the Security Documents, pursuant to which they agreed to grant Liens to Hudson on the Collateral as security for the payment to Hudson of all amounts owing on account of the Notes and any other Obligations owing under the Note Purchase Documents;

WHEREAS, on or around January 22, 2019, Hudson Solar took actions to accelerate all amounts due under the Notes and demand immediate payment of all Obligations under the NPA, including by making a demand for payment under the Guaranty from the Sky Solar Defendants (as defined below), as a result of alleged Events of Default under the NPA;

WHEREAS, on January 24, 2019, Hudson Solar designated Hudson Global Finance to exercise the right of appropriation of all the shares of ECI in all respects and Hudson Global Finance effected such appropriation on the same day allegedly in accordance with Luxembourg law and the Company Share Pledge, such that Hudson Global Finance is currently controlling 100% of the outstanding share capital of ECI;

WHEREAS, on February 8, 2019, Hudson Solar commenced a foreclosure process under the New York Uniform Commercial Code to sell 100% of the limited liability company interests in Lumens I, which are pledged to Hudson Solar pursuant to the U.S. Holdco Share Pledge agreement dated as of July 15, 2016, between Sky Capital America Inc. as pledgor and Hudson Solar as pledgee (the “Lumens Auction”);

WHEREAS, on February 8, 2019, Hudson Solar filed a motion for summary judgment in lieu of complaint commencing the action captioned Hudson Solar Cayman, LP v. Sky Solar Holdings, Ltd., et al,. in the Supreme Court of the State of New York (County of New York) (the “New York Court”) seeking recovery of all amounts allegedly due and owing under the Guaranty from SSH, SSP, and SIE (the “Sky Solar Defendants”), jointly and severally, and which action has been assigned to and pending before the Honorable Joel M. Cohen with Index No. 650847/2019 (the “Action”);

WHEREAS, a hearing on the Action is presently scheduled for November 6, 2019;

WHEREAS, the Parties desire to amicably resolve the Action and provide full and mutual releases in respect of all disputes at issue in or related to the Action; and

WHEREAS, upon the Parties’ entry into this Agreement, Hudson Solar expressed it shall dismiss the Action on a without prejudice basis.

NOW, THEREFORE, by the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.Definitions and Interpretations

1.1 Definitions. The following terms used in this Agreement have the meanings specified in this Section 1.1. Capitalized terms used in this Agreement that are not defined in this Section 1.1 shall have the meanings ascribed to them in the NPA.

(a)“Action” shall have the meaning specified in the recitals.

(b)“Affiliate” means, in relation to a Person, a Subsidiary of that Person, any entity of which that Person is a Subsidiary and any other Subsidiaries of that entity, and shall include any investment fund or account managed or controlled, directly or indirectly, by a common entity or Person, and such common entity or Person.

(c)“Agreement” shall have the meaning specified in the preamble.

(d)“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in the People’s Republic of China and New York, New York.

(e)“CA Code” has the meaning specified in Section 8.1(f).

(f)“Claim” means, with respect to a Person, a claim, demand, counterclaim, cause of action, right, interest, sum of money, controversy, action, agreement, promise, cost, expense (including attorneys’ fees), responsibility, obligation, covenant, damages, loss, suit, mediation, arbitration, judgment and liability of any nature whatsoever, in law or in equity, whether known or unknown, claimed or unclaimed, developed or undeveloped, anticipated or unanticipated, whether brought by such Person or on behalf of or through such Person, including, without limitation, by each of such Person’s parents, subsidiaries, Affiliates, directors, officers, members, member representatives, agents, past and present employees, shareholders, independent contractors, heirs, partners, joint venturers, predecessors, successors, assigns, attorneys, or insurers.

(g)“Closing” shall have the meaning specified in Section 6.1.

(h)“Closing Date” means the date on which each of the conditions to the Closing set forth in Section 6.1 is or has been either satisfied or expressly waived in writing by each of the Parties.

(i)“Closing Statement of Net Working Capital” means the statement of Net Working Capital of each of the Equity Conversion Project Companies to be prepared pursuant to Section 13.1(c), which shall be dated as of the Closing Date and reflect the Net Working Capital as of the Closing Date.

(j)“Control” means the direct or indirect ownership of the majority of the voting share capital of any Person or the right or ability to determine the composition of a majority of the board of directors (or like board) of such Person, in each case whether by virtue of ownership of share capital, contract or otherwise.

(k)“Cutoff Date” means September 30, 2019.

(l)“Definitive Agreements” means each of the Equity Conversion Definitive Agreements, the Majority Acquisitions Definitive Agreements, and the Japanese Project Companies Agreements, and any other necessary agreements or documents to effectuate and close the Transactions.

(m)“ECI” shall have the meaning specified in the recitals.

(n)“EPC Contract” means that certain the Contrato de Construcción “Llave en Mano” Para Un Parque Fotovoltaico, dated October 17, 2017, between SEMI, SEMI USA Corporation, an the Uruguay Project Companies, as amended from time to time.

(o)“Equity Conversion Definitive Agreements” shall have the meaning specified in Section 4.1.

(p)“Equity Conversion Project Companies” shall have the meaning specified in Section 4.1(e).

(q)“Equity Conversion Transactions” shall have the meaning specified in Section 4.1.

(r)“Estimated Statement of Net Working Capital” means the statement of Net Working Capital of each of the Equity Conversion Project Companies to be delivered by the

Sky Solar Parties pursuant to Section 13.1(b) no later than five (5) Business Days prior to the day scheduled by the Parties as the Closing Date and prepared as of the Closing Date.

(a)“Expense Reimbursement Payment” shall have the meaning specified in Section 3.1.

(b)“Final Acceptance Date” means the date upon which the agreed set of conditions precedent set forth in Section 9.6 of the EPC Contract (Certificado de Aceptación Definitiva) have been satisfied with respect to all Projects as it pertains to the Uruguay Project Companies.

(c)“Financial Model” means the financial model identified as “Settlement-Financial Model11.04.2019.xlsx” delivered via email by Hao Wu to Joseph Slamm on November 4, 2019, at 10.49 a.m. New York time (a copy of which is attached for reference in portable document format (PDF) as Exhibit 1), which model reflects the Parties’ agreed assumptions and methodologies for the purpose of determining the conversion amounts and payment amounts reflected in Section 4 and Section 5 as of the Cutoff Date.

(d)“Funds Flow Memorandum” shall have the meaning specified in Section 15.15.

(e)“Governmental Authority” means any government, or any authority, agency, regulatory body, listing agency or exchange, commission, court, official or other instrumentality of any government, of any nation, or any state, county, parish or city, or any other local or other political subdivision thereof.

(f)“Guaranty” shall have the meaning specified in the recitals.

(g)“HS Japanese Holding Company” shall have the meaning specified in Section 12.1(c).

(h)“HS Japanese Costs Holdback Amount” means an amount equal in Japanese Yen equal to 8% of the annual gross revenue of the Schedule V Project Companies, multiplied by 49.9%.

(i)“HSBC” means HSBC Bank (Uruguay) S.A.

(j)“HSBC LC” means that certain standby letter of credit issued by HSBC in favor of IDB as required under the Sponsor Support and Share Retention Agreement dated as of November 22, 2016, which letter of credit has been procured by Jeylaw on behalf of and as an accommodation to RCI 2 and is secured by the LC Funds.

(k)“Hudson Global Finance” shall have the meaning specified in the recitals.

(l)“Hudson Parties” shall have the meaning specified in the preamble.

(m)“Hudson Releasees” subject to additional released parties included in the Definitive Agreements, means each of the Hudson Parties and each such Party’s current, former, or future Affiliates general and limited partners, parent companies, subsidiaries, shareholders, and “controlling persons” (within the meaning of the U.S. federal securities laws), together with their respective predecessors, successors, assigns and current and former officers, directors, employees, agents, attorneys, representatives, advisors, and any other person or entity acting or purporting to act on behalf of any of the foregoing Persons; provided further that, solely for the purposes of receiving the releases in Section 8.1 and without prejudice to any Claims that the Sky Solar Parties may hold against one or more of the Hudson Parties in the event the Closing does not occur, each of ECI, RCI 2, the Uruguay Project Companies, the Schedule II Project Companies, the Schedule III Project Companies, and the Schedule IV Project Companies shall be a Hudson Releasee.

(n)“Hudson Releasors” means each Hudson Party and each of such Party’s current, former, and future Affiliates, general and limited partners, parent companies, subsidiaries, shareholders, and “controlling persons” (within the meaning of the U.S. federal securities laws), together with their respective predecessors, successors, assigns, and current and former officers, directors, employees, agents, attorneys, representatives, advisors, and any other person or entity acting or purporting to act on behalf of any of the foregoing Persons; provided further that, solely for the purposes of giving the releases in Section 8.3 and without prejudice to any Claims that the Sky Solar Parties may hold against one or more of the Hudson Parties in the event the Closing does not occur, each of ECI, RCI 2, the Uruguay Project Companies, the Schedule II Project Companies, the Schedule III Project Companies, and the Schedule IV Project Companies shall be a Hudson Releasor.

(o)“Hudson Solar” shall have the meaning specified in the preamble.

(p)“IDB” means the Inter-American Development Bank.

(q)“Japanese Financing Terms” shall have the meaning specified in Section 12.1(a)(i).

(r)“Japanese NWC Adjustment Agreement” shall have the meaning specified in Section 13(e)(iii).

(s)“Japanese Operating Costs” shall have the meaning specified in Section 12.1(b).

(t)“Japanese Project Companies Agreements” shall have the meaning specified in Section 12.1.

(u)“Jeylaw” means Jeylaw S.A.

(v)“Lafemir” means Lafemir S.A.

(w)“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

(x)“LC Funds” means the $2,000,000 held by HSBC and securing the HSBC LC, which funds are the property of RCI 2.

(y)“Longstop Date” means December 16, 2019.

(z)“Lumens 1” shall have the meaning specified in the recitals.

(aa)“Majority Acquisitions” shall have the meaning specified in Section 5.1.

(bb)“Majority Acquisitions Consideration” shall have the meaning specified in Section 5.1.

(cc)“Majority Acquisitions Definitive Agreements” shall have the meaning specified in Section 5.1.

(dd)“Net Working Capital” means, in respect of each of the Equity Conversion Project Companies, the net working capital for each such entity as calculated using the assumptions and methodologies reflected in the Financial Model.

(ee)“Net Working Capital Adjustment” shall have the meaning specified in Section 13.1.

(ff)“Non-Japanese Assets Conversion Amount” shall have the meaning specified in Section 4.1(d).

(gg)“NPA” shall have the meaning specified in the recitals.

(hh)“Order” means any order, writ, judgment, injunction, ruling or decree of any Governmental Authority or arbitration tribunal or arbitrator.

(ii)“Other Obligors” shall have the meaning specified in the preamble.

(jj)“Outstanding Note Balance” shall have the meaning specified in Section 4.1(a).

(kk)“Person” means (i) any natural person, (ii) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (iii) any Governmental Authority.

(ll)“Proceeding” means any civil, criminal, or administrative action, suit, litigation, Claim, cause of action, investigation, arbitration, mediation, or other proceeding.

(mm)“RCI 2” shall have the meaning specified in the recitals.

(nn)“Schedule II Project Companies” shall have the meaning specified in Section 4.1(a).

(oo)“Schedule II Project Companies Conversion Amount” shall have the meaning specified in Section 4.1(a).

(pp)“Schedule III Project Companies” shall have the meaning specified in Section 4.1(c).

(qq)“Schedule III Project Companies Conversion Amount” shall have the meaning specified in Section 4.1(c).

(rr)“Schedule IV Project Companies” shall have the meaning specified in Section 4.1(d).

(ss)“Schedule IV Project Companies Conversion Amount” shall have the meaning specified in Section 4.1(d).

(tt)“Schedule V Project Companies” shall have the meaning specified in Section 4.1(e).

(uu)“Settlement Payment” shall have the meaning specified in Section 3.2

(vv)“SEMI” means Semiur Montajes Industriales S.A.

(ww)“SEMI Claim” means any and all Claims of the Uruguay Project Companies or any of their Affiliated companies against SEMI.

(xx)“Shortfall Amount” shall have the meaning specified in Section 4.1(e).

(yy)“SIE” shall have the meaning specified in the preamble.

(zz)“SSH” shall have the meaning specified in the preamble.

(aaa)“Sky Solar Defendants” shall have the meaning specified in the recitals.

(bbb)“Sky Solar Japan” means Sky Solar Japan, KK.

(ccc)“Sky Solar Japanese Costs Party” shall have the meaning specified in Section 12.1(b).

(ddd)Sky Solar Parties” shall have the meaning specified in the preamble.

(eee)“Sky Solar Releasees” subject to additional released parties included in the Definitive Agreements, means each of the Sky Solar Parties and each of their current or former Affiliates (including, for the avoidance of doubt, Lumens 1 and the Schedule II Project Companies), general and limited partners, parent companies, subsidiaries, shareholders, and “controlling persons” (within the meaning of the U.S. federal securities laws), together with their respective predecessors, successors, assigns and current and former officers, directors, employees, agents, attorneys, representatives, advisors, and any other person or entity acting or purporting to act on behalf of any of the foregoing Persons; provided however, ECI, RCI 2, the Uruguay Project Companies, the Schedule II Project Companies, the Schedule III Project Companies, and the Schedule IV Project Companies shall not be and shall not be deemed to be Sky Solar Releasees.

(fff)“Sky Solar Releasors” subject to additional released parties included in the Definitive Agreements, means each of the Hudson Parties and each of their current or former Affiliates, general and limited partners, parent companies, subsidiaries, shareholders, and “controlling persons” (within the meaning of the U.S. federal securities laws), together with their respective predecessors, successors, assigns, and current and former officers, directors, employees, agents, attorneys, representatives, advisors, and any other person or entity acting or purporting to act on behalf of any of the foregoing Persons; Persons; provided however, ECI, RCI 2, the Uruguay Project Companies, the Schedule II Project Companies, the Schedule III Project Companies, and the Schedule IV Project Companies shall not be and shall not be deemed to be Sky Solar Releasors.

(ggg)“Sponsor Support and Share Retention Agreement” means that certain Sponsor Support and Share Retention Agreement dated as of November 22, 2016, among SSH, the Uruguay Project Companies, and IDB

(hhh)“Subsidiary” means, in relation to any Person, any entity which is Controlled directly or indirectly by that Person.

(iii)“Transactions” means the transactions contemplated by this Agreement and each of the Transaction Documents.

(jjj)“Transaction Documents” means this Agreement and each of the Definitive Agreements.

(kkk)“Uruguay Project Companies Conversion Amount” shall have the meaning specified in Section 4.1(b).

(lll)“Uruguay Project Companies” means each of Giacote S.A., Dicano S.A., Fenima S.A., Petilcoran S.A., and Raditon S.A.

(mmm)“Uruguay Project Companies Payment” shall have the meaning specified in Section 5.2(a).

1.2Rules  of  Interpretation.Unless  expressly  provided  for  elsewhere  in  this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e)the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f)a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)all references to prices, values, or monetary amounts refer to United States dollars;

(h)wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(j)any references herein to a particular section, exhibit, or schedule means a section of, or an exhibit or schedule to, this Agreement unless otherwise expressly stated herein;

(k)the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(l)unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(m)all references to days shall mean calendar days unless otherwise provided;

(n)all references to time shall mean New York City time; and

(o)references to any Person shall include such Person’s successors and permitted assigns.

Section 2.Representations, Warranties, Stipulations

2.1 Representations and Warranties. Each of the Parties to this Agreement severally for itself alone hereby makes the following representations and warranties; provided, however, the representation and warranty set forth in Section 2.1(c) hereof is made by each of the Sky Solar Parties severally for itself alone and is not made by Hudson Solar:

(a)It is duly organized, existing and in good standing, under the laws of the jurisdiction of its formation or incorporation.

(b)It has full power and authority to conduct its business and to enter into and perform each of the Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly executed and delivered by its duly authorized officers, and, for the avoidance of any doubt, the Sky Solar Parties’ entry into this Agreement shall have been approved by the board of directors of SSH. Each of the Transaction Documents to which such Party is a party constitutes and will constitute a valid and legally binding obligation of it, enforceable against it in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies). All actions on the part of it and its officers, directors, partners, members and shareholders, as applicable, which are necessary to authorize and approve this Agreement, the other Transaction Documents, and the Transactions, including, without limitation, any actions required by Law, including federal and state securities laws, have been or will be taken, including components of the Transactions occurring on the Closing Date, and no other or further act or Proceeding on its part or other act of or by its officers, directors, partners, members or shareholders is necessary to authorize or approve this Agreement, any other Transaction Document, the Transactions, or any component thereof.

(c)All documents, reports or other factual information (taken as a whole) furnished by or on behalf of any Sky Solar Party, or any Affiliate of a Sky Solar Party, in writing to Hudson Solar or HSM in respect of the Equity Conversion Project Companies are true, accurate and complete (or, in the case of the Uruguay Project Companies, are, to the knowledge of the Sky Solar Parties after due inquiry, true, accurate and complete) in all material respects as of the date on which such information is dated or certified and do not contain (or, in the case of the Uruguay Project Companies, to the knowledge of the Sky Solar Parties after due inquiry, true, accurate and complete, do not contain) any untrue statement or omit any factual information that would be necessary to make such information (taken as a whole) not misleading in any material respect at such time. Nothing has occurred since the delivery of such information that renders all or any part of such factual information untrue, inaccurate, or incomplete in a manner that would be reasonably likely to materially and adversely affect the decision of a Person considering whether to enter in to this Agreement and the transactions contemplated hereby and in the Definitive Agreements.

(d)No consent, authorization, Order or approval of, or filing or registration with, any Governmental Authority or other person is required for the execution and delivery of the Transaction Documents by it or the consummation by it of the transactions contemplated by the Transaction Documents.

(e)Neither the execution or delivery of the Transaction Documents by it, nor the consummation by it of the Transactions, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of such ‘Person’s articles or certificate of incorporation, by-laws or other applicable organizational documents, if any, (ii) of Law, (iii) any Order, or (iv) any agreement or instrument between it and any third party or any Party.

(f)There does not now exist any fact, event, or circumstance which would make any of the representations and warranties contained herein or in the other Transaction Documents untrue or incorrect on and as of the date hereof. Each of the Parties hereby agrees and acknowledges that all such representations and warranties, as applicable to such Party, set forth in the other Transaction Documents, are by this reference deemed to have been incorporated in and made a part of this Agreement, as fully as though such representations and warranties were set forth herein and shall be deemed made to each of the Parties hereto.

Section 3.Payments to Hudson Solar

3.1 Expense Reimbursement. At Closing the Sky Solar Parties shall pay or cause to be paid to Hudson Solar $ 4,912,822 (the “Expense Reimbursement Payment”), which amount shall be subject to netting and set off as provided in Section 15.15. Prior to the Closing the Sky

Solar Parties shall be entitled to review evidence (with such redactions or summaries as may be required to preserve attorney client privilege) of the amounts included within the Expense Reimbursement Payment. For the avoidance of doubt, the Expense Reimbursement Payment is subject to satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing.

3.2 Settlement Payment . At Closing the Sky Solar Parties shall pay or cause to be paid to Hudson Solar $14,897,271 (the “Settlement Payment”), which amount shall be subject to netting and set off as provided in Section 15.15. For the avoidance of doubt, the Settlement Payment is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing.

Section 4.Equity Conversion

4.1 Equity Conversion Transactions. On the Closing Date, the Parties shall consummate the following transactions (the “Equity Conversion Transactions”) consistent with the definitive agreement or agreements (the “Equity Conversion Definitive Agreements”) to be entered into between the Parties or Affiliates of the Parties in respect of such transactions:

(a)$6,834,146, subject to the Net Working Capital Adjustment (the “Schedule II Project Companies Conversion Amount”) of the total outstanding principal amount of the Notes issued to Hudson Solar pursuant to the NPA, which as of the date hereof is $54,629,006 (the “Outstanding Note Balance”), will convert into direct or indirect 49.9% equity interests in project companies (or one or more holding companies owning such project companies) in the so-called “Sunpeak” portfolio as set forth in the schedule attached hereto as Schedule II (the “Schedule II Project Companies”), in accordance with a procedure to be set forth in greater detail in the Equity Conversion Definitive Agreements;

(b)$15,947,502 subject to the Net Working Capital Adjustment (the “Uruguay Project Companies Conversion Amount”), of the Outstanding Note Balance, representing 49.9% direct or indirect interest of the agreed equity value of the Uruguay Project Companies, shall be deemed fully and irrevocably discharged by Hudson Solar, and Hudson Solar shall in respect of such discharge retain direct or indirect 49.9% equity interests the Uruguay Project Companies;

(c)$4,547,160, subject to the Net Working Capital Adjustment (the “Schedule III Project Companies Conversion Amount”), of the Outstanding Note Balance shall be converted into direct or indirect 49.9% equity interests in project companies (or one or more holding companies owning such project companies) located in the Czech Republic as set forth in the schedule attached hereto as Schedule III (the “Schedule III Project Companies”), in accordance with a procedure to be set forth in greater detail in the Equity Conversion Definitive Agreements;

(d)$3,156,190, subject to the Net Working Capital Adjustment (the “Schedule IV Project Companies Conversion Amount”, and together with the Schedule II Project Companies Conversion Amount, the Uruguay Project Companies Conversion Amount, the Schedule III Project Companies Conversion Amount, the “Non-Japanese Assets Conversion Amount”), of the Outstanding Note Balance shall be converted into direct or indirect 49.9% equity interests in project companies (or one or more holding companies owning such project companies) located in Chile as set forth in the schedule attached hereto as Schedule IV (the “Schedule IV Project Companies”), in accordance with a procedure to be set forth in greater detail in the Equity Conversion Definitive Agreements;

(e)the remaining Outstanding Note Balance after such amount is reduced by the Schedule II Project Companies Conversion Amount, the Uruguay Companies Conversion Amount, the Schedule III Project Companies Conversion Amount, and the Schedule IV Project Companies Conversion Amount, which outstanding balance totals $24,144,008 subject to the Net Working Capital Adjustments in (a) - (d) above (the “Shortfall Amount”), shall be converted into direct or indirect equity interests with a value corresponding to the Shortfall Amount and representing no more than 49.9% of the equity interests in project companies (or one or more holding companies owning such project companies) located in Japan that own the Japanese project assets indicated in the schedule attached hereto as Schedule V, and in accordance with a procedure to be set forth in greater detail in the Equity Conversion Definitive Agreements (such project companies, the “Schedule V Project Companies” together with the Schedule II Project Companies, the Schedule III Project Companies, the Schedule IV Project Companies, and the Uruguay Project Companies, the “Equity Conversion Project Companies”).

4.2 Negotiation. The Parties agree to negotiate the Equity Conversion Definitive Agreements and all other Definitive Agreements in good faith and use their best efforts, including by providing reasonable and timely access to relevant individuals, information, and documents in their possession or control, to finalize such agreements on or prior to the Longstop Date.

Section 5.Majority Acquisitions by HSM

5.1 Majority Acquisitions of the Equity Conversion Project Companies. On the Closing Date, HSM or an Affiliate of HSM will acquire, pursuant to definitive agreements to be reached between HSM and the Sky Solar Parties (the “Majority Acquisitions Definitive Agreements”), equity interests in the Equity Conversion Project Companies listed in (a) - (c) below (the “Majority Acquisitions”) for the anticipated total purchase price of $16,628,134 (the “Majority Acquisitions Consideration”) subject to the Net Working Capital Adjustment in the following percentages of the total equity of such companies:

(a)the Schedule II Project Companies: 50.1%;

(b)the Schedule III Project Companies: 50.1%; and

(c)the Schedule IV Project Companies: 50.1%.

The amount of Majority Acquisitions Consideration attributable to each group of Equity Conversion Project Companies listed in (a) – (c) above is set forth on Exhibit 2.

5.2Uruguay Project Companies.

(a)On the Closing Date, HSM shall cause $21,060,280, subject to the Net Working Capital Adjustment (the “Uruguay Project Companies Payment”) to be paid to SSH or its designee, which amount is the sum of: (i) the parties’ agreed value of 36.83% of the equity interests in the Uruguay Project Companies; (ii) 86.73% of $4,625,003, representing the present value, using an annual discount rate of 9.5% for a period of one year, of $5,064,379 to be received upon the Final Acceptance Date; (iii) $2,000,000, representing the value of the LC Funds under the HSBC LC; and (iv) 36.83% of 60.0% of an assumed $1,700,000 of recovery from the SEMI Claim. The amount of the Uruguay Project Companies Payment attributable to the Uruguay Project Companies is set forth on Exhibit 2.

5.3 Minimum Transaction Consideration . Notwithstanding anything to the contrary in this Agreement, the Definitive Agreements and the Funds Flow Memorandum, at Closing HSM or an Affiliate of HSM shall pay or cause to be paid to the Sky Solar Parties the greater of the Majority Acquisitions Consideration or the total consideration amount (after all netting and setting off) due to the Sky Solar Parties outlined in the Funds Flow Memorandum for the Majority Acquisitions in immediately available funds by wire transfer to an account designated by the Sky Solar Parties no later than three (3) Business Days prior to the Closing Date to consummate the Transactions; provided, however, that the value of the equity interests in the Equity Conversion Project Companies transferred to HSM pursuant to the Majority Acquisitions Definitive Agreements shall be, as confirmed by HSM by the confirmatory due diligence on the Equity Conversion Project Companies to be performed between the execution of this Agreement and the Closing, equal to or greater than the Majority Acquisitions Consideration.

5.4 Negotiation. The Parties agree to negotiate the Majority Acquisitions Definitive Agreements and all other Definitive Agreements in good faith and use their best efforts, including by providing reasonable and timely access to relevant individuals, information, and documents in their possession or control, to finalize such agreements on or prior to the Longstop Date.

Section 6.Conditions

6.1 Conditions to Closing. The obligations of each Party to effect the closing of the Transactions (the “Closing”) are subject to the satisfaction or express written waiver by each of the Parties of the following conditions:

(a)this Agreement and each of the other Transaction Documents has been executed and delivered to the Parties to this Agreement and all required approvals have been received;

(b)all conditions precedent to the closing of the Equity Conversion Transactions have been either satisfied or waived consistent with the Equity Conversion Definitive Agreements;

(c)all conditions precedent to the closing of the Majority Acquisitions have been either satisfied or waived consistent with the Majority Acquisitions Definitive Agreements;

(d)Hudson Solar or Hudson Global Finance shall have procured the issuance of a replacement letter of credit acceptable to IDB and shall have procured that the LC Funds have been returned to RCI 2 or, alternatively, if no such replacement letter of credit has been issued by the Closing Date, RCI 2 and Jeylaw shall have entered into such agreement or agreements as necessary and appropriate (which agreement or agreements shall be in form and substance acceptable to RCI 2) to ensure that the LC Funds when released are either transferred directly to RCI 2 or otherwise held in trust for RCI 2 and promptly transferred to RCI 2 and no other party;

(e)HSM (or an Affiliate of HSM) shall have successfully closed on financing sufficient to fund the Uruguay Project Companies Payment;

(f)Hudson Solar shall have completed its legal, tax, accounting and business due diligence on the Equity Conversion Project Companies (including for the avoidance of doubt due diligence necessary to confirm the accuracy of the assumptions used to arrive at an agreed value of 49.9% of the Schedule V Project Companies that is greater or equal to the Shortfall Amount) and the structure of the Equity Conversion Transactions and the results thereof shall be satisfactory to Hudson Solar;

(g)each of the representations and warranties of the parties set forth in this Agreement shall continue to be true and correct in all material respects;

(h)no Order restraining or prohibiting the consummation of the Transactions contemplated hereby or contemplated by the other Transaction Documents shall be in effect;

(i)from September 30, 2019, to the Closing Date, none of the Equity Conversion Project Companies shall have made any dividend, distribution, or other payment to any Sky Solar Party or any Affiliate of a Sky Solar Party or to any other third-party outside of the ordinary course of business;

(j)no Proceedings which would reasonably be expected to restrain or prohibit the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(k)no Law shall have been promulgated or enacted that would prevent or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(l)the Parties have not commenced any Proceedings whatsoever against each other and there are no outstanding Proceedings against each other;

(m)the Parties shall have executed an Uruguay earn-out agreement, which shall set forth, among other things, the manner in which the Sky Solar Parties will be compensated by the Hudson Parties for the Uruguay Project Companies achieving certain performance metrics and which agreement shall be finalized subject to the agreed principles set forth in Exhibit 3 hereto.

(n)Hudson Solar shall have withdrawn or dismissed the Action and shall have withdrawn or cancelled the Lumens Auction.

Section 7.Tax Matters

7.1 The Parties agree to work together in good faith from the date hereof, together with their respective tax and legal advisors, to ensure that the Equity Conversion Transactions and the Majority Acquisitions are structured in a manner to maximize tax efficiencies for all Parties.

Section 8.Releases

8.1Sky Solar Releases; Covenants Not to Sue

(a)The effectiveness of Sections 8.1(a) – (g) is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing.

(b)In exchange for good and valuable consideration set forth herein and in the other Transaction Documents, each of the Sky Solar Releasors, upon the occurrence of the Closing, releases, acquits, and forever discharges each of the Hudson Releasees of and from any and all Claims against the Hudson Releasees based in whole or in part on facts and events arising up to and including the Closing Date; provided, however, nothing in this Agreement shall be construed to constitute a release of, or a covenant not to sue in respect of any Claims arising from breach of, or with respect to enforcement of, this Agreement or any of the other Transaction Documents. For the avoidance of any doubt, and without limitation, the release contained in this Section 8.1 includes a release of any and all Claims allegedly held by SIE against ECI on account of the Alleged Payable (as defined in the Affidavit of Neil Z. Auerbach in Support of Motion for Summary Judgment in Lieu of Complaint sworn to on February 8, 2019, and filed in the Action).

(c)Each of the Sky Solar Parties, on behalf of itself and each of the other Sky Solar Releasors, hereby agree and covenant that each of the Sky Solar Releasors will forever refrain and forbear from commencing, instituting, or prosecuting any Proceeding against any Hudson Releasee based on, arising out of, or connected with any of the Claims released pursuant to this Agreement. Each of the Sky Solar Parties, on behalf of themselves and each of their other Sky Solar Releasors further agree that if any Sky Solar Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against any Hudson Releasee any Claim released hereunder, then the Sky Solar Releasor shall pay to the applicable Hudson Releasee, in addition to any other damages caused to that Party thereby, all reasonable attorneys’ fees incurred by the applicable Hudson Releasee in defending or otherwise responding to such a suit or such assertion of any Claim released hereunder. Notwithstanding the foregoing or anything to the contrary herein or in Section 11, the Sky Solar Releasors shall not be obligated to pay damages or attorneys’ fees of Hudson Releasees in connection with responding to any document production request, deposition notice, request by a Governmental Authority, subpoena or Order as required by Law (so long as no such request, notice, subpoena or Order results from a breach of or failure to comply with Section 8 hereof by such Sky Solar Releasor). Should any Sky Solar Releasor receive notice of a document production request, deposition notice, request by a Governmental Authority, subpoena or Order calling for disclosure of information or testimony relating to any Claim released hereunder, each of them agrees, to the extent permitted by Law, to notify each

Hudson Party in writing pursuant to the notice provisions of Section 15.5 hereof, and to provide to such Parties a copy of such document production request, deposition notice, request by a Governmental Authority, subpoena or Order, within five (5) Business Days of receipt of such notice.

(d)Each Sky Solar Party, on behalf of itself and each of the other Sky Solar Releasors, represents and warrants that, as of the date hereof through to and including the Closing Date, it has no knowledge of any Claims, potential or otherwise, that they or any third party claiming by, through, or under them, may have against any Hudson Releasee except those Claims released hereunder by the Releasors.

(e)Each Sky Solar Party, on behalf of itself and each of the other Sky Solar Releasors, acknowledges and agrees that the releases contained in this Agreement extend to Claims that the Sky Solar Releasors do not know or suspect to exist at the time of the Closing Date, which, if known, might have affected their decision to enter into this Agreement.

(f)Each Sky Solar Party, on behalf of itself and each of the other Sky Solar Releasors, acknowledges and agrees that the Releasors are giving up any rights otherwise available to them under the provisions of Section 1542 of the California Civil Code (the “CA Code”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(g)Each Sky Solar Party, on behalf of itself and each of the other Sky Solar Releasors, represents that it understands, and has had the opportunity to consult with counsel regarding the importance, meaning and legal effect of Section 1542 of the CA Code, this Agreement, and each of the Transaction Documents.

8.2 Sky Solar Indemnity. The Sky Solar Parties each hereby agree that they are jointly and severally obligated to indemnify and hold each of the Hudson Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Hudson Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any Proceeding by or on behalf of any Sky Solar Releasor in respect of any Claim released pursuant to Section 8.1; provided, however, the Sky Solar Parties shall not have any obligation to indemnify or hold harmless any Hudson Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Hudson Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Sky Solar Parties agree to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law. The effectiveness of this Section 8.2 is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing. The foregoing indemnity shall survive the Closing.

8.3Hudson Releases; Covenants Not to Sue

(a)The effectiveness of Sections 8.3(a) – (g) is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing.

(b)In exchange for good and valuable consideration set forth herein and in the other Transaction Documents, each of the Hudson Releasors, upon the occurrence of the Closing, releases, acquits, and forever discharges each of the Sky Solar Releasees of and from any and all Claims against the Sky Solar Releasees based in whole or in part on facts and events arising up to and including the Closing Date; provided, however, nothing in this Agreement shall be construed to constitute a release of, or a covenant not to sue in respect of any Claims arising from breach of, or with respect to enforcement of, this Agreement or any of the other Transaction Documents. For the avoidance of doubt, the effectiveness of this Section 8.2 is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing.

(c)Each of the Hudson Parties, on behalf of itself and each of the other Hudson Releasors, hereby agree and covenant that each of the Hudson Releasors will forever refrain and forbear from commencing, instituting, or prosecuting any Proceeding against any Sky Solar Releasee based on, arising out of, or connected with any of the Claims released pursuant to this Agreement. Each of the Hudson Parties, on behalf of itself and each of their other Hudson Releasors, further agree that if any Hudson Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against any Sky Solar Releasee any Claim released hereunder, then such Hudson Releasors shall pay to the applicable Sky Solar Releasee, in addition to any other damages caused to that Party thereby, all reasonable attorneys’ fees incurred by the applicable Sky Solar Releasee in defending or otherwise responding to such a suit or such assertion of any Claim released hereunder. Notwithstanding the foregoing or anything to the contrary herein or in Section 11, the Hudson Releasors shall not be obligated to pay damages or attorneys’ fees of Sky Solar Releasees in connection with responding to any document production request, deposition notice, request by a Governmental Authority, subpoena or Order as required by Law (so long as no such request, notice, subpoena or Order results from a breach of or failure to comply with Section 8 hereof by such Hudson Releasor). Should any Hudson Releasor receive notice of a document production request, deposition notice, request by a Governmental Authority, subpoena or Order calling for disclosure of information or testimony relating to any Claim released hereunder, each of them agrees, to the extent permitted by Law, to notify each Sky Solar Party in writing pursuant to the notice provisions of Section 15.5 hereof, and to provide to such Parties a copy of such document production request, deposition notice, request by a Governmental Authority, subpoena or Order, within five (5) Business Days of receipt of such notice.

(d)Each Hudson Party, on behalf of itself and each of the other Hudson Releasors, represents and warrants that, as of the date hereof through to and including the Closing Date, it has no knowledge of any Claims, potential or otherwise, that they or any third party claiming by, through, or under them, may have against any Sky Solar Releasee except those Claims released hereunder by the Hudson Releasors.

(e)Each Hudson Party, on behalf of itself and each of the other Hudson Releasors, acknowledges and agrees that the releases contained in this Agreement extend to Claims that the Hudson Releasors do not know or suspect to exist at the time of the Closing Date, which, if known, might have affected their decision to enter into this Agreement.

(f)Each Hudson Party, on behalf of itself and each of the other Hudson Releasors, acknowledges and agrees that the Hudson Releasors are giving up any rights otherwise available to them under the provisions of Section 1542 of the CA Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(g)Each Hudson Party, on behalf of itself and each of the other Hudson Releasors, represents that it understands, and has had the opportunity to consult with counsel regarding the importance, meaning and legal effect of Section 1542 of the CA Code, this Agreement, and each of the Transaction Documents.

8.4 Hudson Indemnity. Each Hudson Party hereby agrees that they are jointly and severally obligated to indemnify and hold each of the Sky Solar Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Sky Solar Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Hudson Releasor in respect of any Claim released pursuant to section 8.3; provided, however, no Hudson Party shall have any obligation to indemnify or hold harmless any Sky Solar Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Sky Solar Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Hudson Party agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law. The effectiveness of this Section 8.4 is subject to the satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing. The foregoing indemnity shall survive the Closing.

Section 9.New York State Litigation

9.1 Without Prejudice Dismissal of Litigation . No later than the next Business Day following the date of this Agreement, Hudson Solar and the Sky Solar Defendants shall jointly and voluntarily discontinue the Action without prejudice pursuant to NY C.P.L.R. 3217(a)(2).

Section 10.Termination

10.1 Termination and Effect Thereof. If any condition to the occurrence of the Closing set forth in Section 6 has not been satisfied or waived in accordance with this Agreement on or prior to the Longstop Date, this Agreement shall automatically terminate and have no further force or effect (the date of any such termination, the “Termination Date”), provided that, any such termination shall not affect this Section 10.1, 11, 15.2, 15.3, 15.4, 15.5, 15.7, 15.10, 15.11, 15.12 and 15.16, which provisions shall continue in force after such termination. The termination of this Agreement shall otherwise result in the Agreement being no longer effective and the rights of all Parties, including all rights of the Parties to further prosecute or defend the Action, shall be restored to the status quo ante. Specifically, but without limitation, on and after the Termination Date, Hudson Solar shall be entitled to pursue any and all Claims against the Sky Solar Parties, including for payment of any and all Obligations under the Notes and the other Note Purchase Documents, and the Sky Solar Parties shall be entitled to pursue any and all Claims against Hudson Solar, Hudson Global Finance, or HSM, in one or more Proceedings in any jurisdiction, including by commencing a new action against each other in the New York Court or take any other action available to the Parties in law or equity.

Section 11.Confidentiality; No Admission

11.1 Confidentiality. Except to the extent that disclosure is required to implement the terms of this Agreement or to comply with legal or regulatory requirements binding on a Party, or to the extent SSH or Hudson Solar as applicable gives its prior written consent that the relevant Party may disclose the existence or contents of this Agreement, the Parties agree to keep the existence and contents of this Agreement strictly confidential.

11.2 No Admission. This Agreement and the terms of settlement and release contained herein represent a compromise of disputed claims, and the negotiations, discussions, and communications in connection with or leading up to an including this Agreement are not and shall not be construed as admissions or concession by any Party, either as to any liability or wrongdoing or as to the merits or quantum of any Claim. Neither the existence of this Agreement nor any of its provisions shall be offered into evidence by any Party hereto in any Proceeding as an admission or concession of liability or wrongdoing.

Section 12.Agreements Related to Schedule V Project Companies

12.1 Japanese Project Companies Agreements. At the Closing, the Schedule V Project Companies shall enter into such agreements (the “Japanese Project Companies Agreements”) as necessary to reflect, among other things, the following agreements among the Parties:

(a)From and after the Closing Date:

(i)Hudson Solar shall have full power and authority to investigate and procure proposals for new project finance debt or the re-financing of existing project finance debt in respect of each of the Schedule V Project Companies with, in each case, a debt service coverage ratio of 1.35x or less and a Japanese Yen interest rate of <2.00% (the “Japanese Financing Terms”).

(ii)Hudson Solar shall promptly notify the Sky Solar Parties (or its Affiliates, as applicable) of its investigating and/or procuring of any proposals for new project finance debt or the re-financing of existing project finance debt in respect of each of the Schedule V Project Companies under (i) above and Hudson Solar shall provide information in connection with (i) above as may be requested by the Sky Solar Parties (or its Affiliates).

(iii)The Sky Solar Parties shall undertake to provide Hudson Solar with prompt access to all financial and operational diligence required for the purpose of identifying such financing proposals under (i) above.

(iv)Subject to the Sky Solar Parties’ (or its Affiliates’, as applicable) consent (not to be unreasonably withheld), if Hudson Solar presents one or more financing proposals to the Sky Solar Parties (or its Affiliates, as applicable) that incorporate the Japanese Financing Terms, or such other terms that result in materially similar economics, for the relevant Schedule V Project Companies, the Parties shall cause the relevant Schedule V Project Companies to take all actions necessary to authorize and consummate such financing proposals.

(b)At Closing, each of the Schedule V Project Companies shall enter into agreements, which shall be in form and substance acceptable to Hudson Solar and the Sky Solar Parties (and its Japan Affiliates), pursuant to which Sky Solar Japan (or an Affiliate of Sky Solar Japan) (in such capacity, the “Sky Solar Japanese Costs Party”) shall undertake to pay directly and on behalf of each of the Schedule V Project Companies all of the operations and maintenance, asset management, and special purpose company costs of each such company (collectively, the “Japanese Operating Costs”).

(c)Hudson Solar or its designated Affiliate holding the equity interests of the Schedule V Project Companies following the equity conversion contemplated by Section 4.1(e) (the “HS Japanese Holding Company”) shall enter into one or more agreements with the Sky Solar Parties (or Japan Affiliate(s) of the Sky Solar Parties) providing that any dividend to be paid to the HS Japanese Holding Company on account of interests in the Schedule V Project Companies shall be subject to one or more holdbacks equal in the aggregate to the HS Japanese Costs Holdback Amount . Dividends held back as contemplated by this Section 12.1(c) shall be paid directly or indirectly to the Sky Solar Japanese Costs Party in consideration of its payment of the Japanese Operating Costs; provided, however, the Sky Solar Japanese Costs Party shall only be entitled to receive an amount equal to the HS Japanese Costs Holdback Amount once each 365-day period from and following the Closing Date and no holdback shall be made on dividends to the HS Japanese Holding Company once sufficient holdbacks have been made to satisfy the obligation to pay an amount equal to the HS Japanese Costs Holdback Amount for a given 365-day period.

Section 13.Post-Closing Adjustments

13.1 Net Working Capital Adjustment. Each of the conversion amounts and payment amounts set forth in Section 4 and Section 5 hereof shall be subject to the following adjustment mechanism after the Closing (the “Net Working Capital Adjustment”):

(a)The Parties acknowledge and agree that the conversion amounts and payment amounts set forth in Section 4 and Section 5 are based on the Financial Model, which model is based on financial statements provided by the Sky Solar Parties as of August 31, 2019. The Parties’ further acknowledge and agree that the foregoing conversion amounts and payment amounts are intended to reflect the Net Working Capital of each of the Equity Conversion Project Companies as of the Cutoff Date but that financial statements as of the Cutoff Date were not made available to the Hudson Parties prior to the execution of this Agreement. Promptly following the execution of this Agreement, but no later than seven (7) Business Days following the date hereof, the Sky Solar Parties shall deliver financial statements for each of the Equity Conversion Project Companies as of the Cutoff Date. Promptly thereafter, the Financial Model and the conversion amounts and payment amounts set forth in Section 4 and Section 5 of this Agreement shall be modified to reflect the updated financial information set forth in the Cutoff Date balance sheets.

(b)No later than five (5) Business Days prior to the date that is scheduled by the Parties as the Closing Date, the Sky Solar Parties shall deliver to the Hudson Parties the Estimated Statement of Net Working Capital, which will include their estimates of Net Working Capital for each of the Equity Conversion Project Companies as of the Closing Date. In the event that the Net Working Capital reflected in the Financial Model exceeds the Net Working Capital reflected in the Estimated Statement of Net Working Capital, then the relevant conversion amounts or payment amounts, as applicable, will be adjusted upward in an amount equal to such excess. In the event that the Net Working Capital reflected on the Estimated Statement of Net Working Capital exceeds the Net Working Capital reflected on the Financial Model, then the relevant conversion amounts or payment amounts, as applicable, will be adjusted downward in an amount equal to such excess. Such adjustments will be reflected in the Funds Flow Memorandum, which shall be agreed by the Parties at least two (2) Business Days prior to the Closing Date.

(c)As promptly as practicable, but in any event within ninety (90) days following the Closing, the Hudson Parties will deliver to the Sky Solar Parties the Closing Statement of Net Working Capital. The Hudson Parties will also allow the Sky Solar Parties and any of their representatives, full access to the books and records of the Equity Conversion Project Companies, the personnel of, and work papers prepared by, the Hudson Parties or their representatives, in each case, to the extent that they relate to the Closing Statement of Net Working Capital; provided, that such access will be in a manner that does not interfere with the normal business operations of the Hudson Parties or the Equity Conversion Project Companies.

(d)The Sky Solar Parties may dispute any amounts reflected on the Closing Statement of Net Working Capital by notice to the Hudson Parties in writing of each disputed item, within ninety (90) days of the Hudson Parties’ delivery of the Closing Statement of Net Working Capital. In the event of such a dispute, the Sky Solar Parties and the Hudson Parties will attempt to reconcile their differences. If the Sky Solar Parties and the Hudson Parties are unable to reach a resolution with such effect within thirty (30) days after the receipt by the Hudson Parties of the Sky Solar Parties’ written notice of dispute, the Sky Solar Parties and the Hudson Parties will submit the items remaining in dispute for resolution to an internationally recognized independent accounting firm mutually selected by the Parties (the “Independent Accounting Firm”), which will, within sixty (60) days after such submission, determine and report to the Sky Solar Parties and the Hudson Parties upon such remaining disputed items, and such report will be final, conclusive, and binding on the Sky Solar Parties and the Hudson Parties. The fees and disbursements of the Independent Accounting Firm will be allocated between the Sky Solar Parties and the Hudson Parties in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The Parties agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter that is consistent with the terms of this Agreement.

(e)The Closing Statement of Net Working Capital will be deemed final for the purposes of this Section 13.1 upon the earliest of (x) the failure of the Sky Solar Parties to notify the Hudson Parties of a dispute within ninety (90) days of the Hudson Parties’ delivery of the Closing Statement of Net Working Capital; or (y) the resolution of all disputes, pursuant to Section 13.1(d), by the Sky Solar Parties and the Hudson Parties, or by the Independent Accounting Firm. Within three (3) Business Days of the Closing Statement of Net Working Capital being deemed final, an adjustment, which will be the net effect of the following adjustments, will be made:

(i)In the event that the Net Working Capital reflected on the Estimated Statement of Net Working Capital exceeds the Net Working Capital reflected on the Closing Statement of Net Working Capital as finally determined in accordance with this Section 13.1, then the Sky Solar Parties shall pay an amount equal to such excess (and in a pro-rated amount with respect to the portion of such amount attributable to the Schedule V Project Companies) to Hudson Solar or HSM (as applicable) by wire transfer in immediately available funds.

(ii)In the event that the Net Working Capital of the Uruguay Project Companies Schedule II Project Companies, the Schedule III project Companies, and the Schedule IV Project Companies reflected on the Closing Statement of Net Working Capital exceeds the Net Working Capital for those entities reflected on the Estimated Statement of Net Working Capital, then Hudson Solar or HSM (as applicable) shall pay the Sky Solar Parties an amount equal to such excess by wire transfer in immediately available funds; provided, however, to the extent any amount of excess Net Working Capital is attributable to accounts receivable, Hudson Solar’s obligation to pay the Sky Solar Parties as set forth in this Section 13.1(e)(ii) shall reflect that Hudson Solar is only obligated to make a cash payment on account the excess Net Work Capital attributable to such receivable or receivables upon their collection.

(iii)In the event that the Net Working Capital of the Schedule V Project Companies reflected on the Closing Statement of Net Working Capital exceeds the Net Working Capital of those entities reflected on the Estimated Statement of Net Working Capital, then, subject to a mechanism to be agreed and documented promptly between the Parties (the “Japanese NWC Adjustment Agreement”), the Sky Solar Parties shall be entitled to a priority distribution or right of payment from the relevant Schedule V Project Companies equal to the amount of such excess.

Section 14.Hudson Covenants

14.1 Highly Confident Letter. HSM (or an Affiliate of HSM) shall deliver to SSH in connection with the execution of this Agreement a highly confident letter (which may be redacted by HSM to protect against disclosure of any sensitive commercial information) from a reputable financial institution committing to provide financing sufficient to fund payment of the Majority Acquisitions Consideration.

14.2Lafemir Claim.

(a)To the extent that any of ECI, RCI 2, the Uruguay Project Companies or their respective Affiliates recover any funds on account of Claims held by such entities or held by the Sky Solar Parites against Lafemir (or any of its Affiliates) (such Claims, the “Lafemir Claims”), including, without limitation, pursuant to a consummated settlement of the Lafemir Claims or a final and unappealable order of a court of competent jurisdiction or arbitration tribunal, the relevant Uruguay Project Company or RCI 2 shall pay or cause to be paid to the Sky Solar Parties an amount equal to 70% of the net amount of any such recovery (after all reasonable and documented costs incurred in connection with the settlement or prosecution of the Lafemir Claims).

(b)If ECI, RCI 2, or any Hudson Party acquires Lafemir’s interests in the Uruguay Project Companies, such parties shall utilize a valid setoff mechanism in connection with such acquisition. ECI, RCI 2, or the purchasing Hudson Party shall exercise its valid rights of setoff, offset, or recoupment arising from the Lafemir Claims against the purchase price for such acquisition and, promptly upon the closing of such acquisition, or if such closing occurs prior to the Closing, on the Closing Date, ECI, RCI 2, or the Hudson Solar Party that effects the setoff, offset, or recoupment shall pay an amount in cash to the Sky Solar Parties equal to 70% of the amount of any such setoff, offset, or recoupment that had the effect of reducing the purchase price for Lafemir’s interests in the Uruguay Project Companies.

(c)For the avoidance of doubt, the obligation to make any payments contemplated by this Section 14.2 is subject to satisfaction of the conditions contained in Section 6 of this Agreement and the occurrence of the Closing. For the further avoidance of doubt, this Section 14.2 shall be excluded from the releases contained in Section 8 of this Agreement.

Section 15.Miscellaneous

15.1 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

15.2 Governing Law. THIS AGREEMENT, THE RELATIONSHIP BETWEEN THE PARTIES HERETO AND ANY CLAIM OR DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR SUCH RELATIONSHIP SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ANY OTHER CONFLICT OF LAW RULES THAT WOULD LEAD TO THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

15.3 Consent to Jurisdiction. By execution and delivery of this Agreement, the Parties irrevocably and unconditionally:

(a)submit to the exclusive jurisdiction of the New York State or U.S. Federal courts sitting in the Borough of Manhattan, City and County of New York, with respect any dispute arising out of or relating to this Agreement; and

(b)waives any objection to the courts referred to in paragraph (a) above on the grounds of inconvenient forum or otherwise with respect to any dispute arising out of or relating to this Agreement.

15.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED ON, RELATING TO, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

15.5 Notices. All notices and communications under this Agreement shall be in writing and delivered (i) in person, or (ii) by e-mail (delivery receipt requested) or (iii) by overnight express carrier, addressed as follows:

If to the Sky Solar Parties:

Sky Solar Holdings, Ltd.

Unit 417, 4th Floor, Tower Two Lippo Centre

89 Queensway, Admiralty, Hong Kong

Attn: Hao Wu

Email: hao.wu@skysolarholdings.com

With copy to:

Kirkland & Ellis LLP

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Neil McDonald; Christopher Kochman

Email: neil.mcdonald@kirkland.com; Christopher.kochman@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Josh Greenblatt, P.C.

Email: josh.greenblatt@kirkland.com

If to the Hudson Parties:

c/o Hudson Sustainable Investments, LLC

850 Third Avenue

Suite 1306

New York, NY 10003

Attn: Joseph Slamm

Email: joseph.slamm@hudsonsi.com

With copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Ken Coleman; Jillian Ashley

Email: ken.coleman@allenovery.com; jillian.ashley@allenovery.com or to any other address or telecopy number, as to any of the Parties hereto, as such Party shall designate in a written notice to the other Parties hereto.

15.6 No Fiduciary Relationship. By executing and performing under this Agreement, neither Hudson nor HSM or any of their Affiliates shall have, nor be deemed to have, any fiduciary duties or other duties or responsibilities to the Sky Solar Parties, any of their Affiliates, or any of their other creditors or stakeholders.

15.7 Entire Agreement . This Agreement, the Transaction Documents, and the documents and instruments to be delivered by the Parties pursuant to the provisions hereof and thereof constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, provided that, prior to the Closing, nothing contained herein shall limit or modify any other existing written agreement by, between, or among the Parties. Unless the Closing occurs, the agreements and conditional agreements set forth in this Agreement shall not be admissible in any court for any reason, whether pursuant to Federal Rule of Evidence 408 or any similar state rule of law. Any amendments, or alternative or supplementary provisions to this Agreement or the Transaction Documents, must be made in writing and duly executed by an authorized representative or agent of each of the Parties. No Party has relied or can rely on any representation not contained in this Agreement or the Transaction Documents as an inducement to enter this Agreement or the Transaction Documents.

15.8 Survival; Non-Waiver. All representations, warranties, statements, covenants and agreements of the Parties under this Agreement and the other Transaction Documents shall survive the Closing regardless of any investigation or lack of investigation by any of the Parties hereto. The failure of a Party in any one or more instances to insist upon performance of any of the terms, covenants, or conditions of this Agreement or the Transaction Documents, to exercise any right or privilege conferred in this Agreement or the Transaction Documents, or the waiver by said party of any breach of any of the terms, covenants, or conditions of this Agreement or the Transaction Documents, shall not be construed as a waiver of any subsequent breach of such terms, covenants, conditions, right, or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

15.9 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties shall enter into good faith negotiations to replace the invalid, illegal, or unenforceable provision.

15.10 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered (including delivery by email or facsimile) shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

15.11 Amendments; Waivers. No term of this Agreement (or any exhibits and schedules attached hereto) may be waived, modified, or amended except in a writing signed by each of the Parties to this Agreement; provided, however , that any Transaction Document attached to this Agreement may be modified after the Closing Date pursuant to the terms thereof. No waiver, and no modification or amendment of any provision of this Agreement, shall be effective unless specifically made in writing and duly signed by the Party purportedly making such waiver.

15.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. This Agreement shall not be assignable by any Sky Solar Party without the prior written consent of Hudson Solar, nor by any Hudson Party without the prior written consent of SSH.

15.13 Advice of Counsel. Each of the Parties represents to each other Party hereto that it has either (a) discussed this Agreement with its counsel or (b) after having read this Agreement and fully understanding the contents hereof, determined not to seek the advice of counsel despite having a full and fair opportunity to do so and being aware that each of the other Parties hereto has been advised by counsel.

15.14 Further Assurances. The Parties hereto agree to take all further actions and execute all further documents as the Parties may from time to time reasonably request to carry out the transactions contemplated by this Agreement.

15.15 Netting and Set Off. All payment obligations between the Hudson Parties on the one hand, and the Sky Solar Parties on the other hand, either pursuant to this Agreement or any of the Definitive Agreements shall be netted and set off against one another in accordance with a funds flow memorandum (the “Funds Flow Memorandum”) to be agreed between the Parties prior to the Closing.

15.16 No Strict Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the Parties hereto or thereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such Party or such Party’s counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each of the Parties hereto represents and declares that such Party has carefully read this Agreement and all other agreements and documents executed in connection herewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The Parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

[Signature Pages Follow]NX Clear Skies II, LLC By: Name: Title: Signature Page 1 of 3 to Settlement Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

Hudson Solar Cayman, LP		Sky Solar Holdings Ltd.

By:	/s/ Neil Z. Auerbach	By:	/s/ Hao Wu
	Name: Neil Z. Auerbach		Name: Hao Wu
	Title: Authorized Signatory		Title: Authorized Signatory

Hudson Sustainable Management, LLC		Sky Solar Power Ltd.

By:	/s/ Neil Z. Auerbach	By:	/s/ Hao Wu
	Name: Neil Z. Auerbach		Name: Hao Wu
	Title: Authorized Signatory		Title: Authorized Signatory

Hudson Global Finance DE, LLC		Sky International Enterprise Group Limited

By:	/s/ Neil Z. Auerbach	By:	/s/ Hao Wu
	Name: Neil Z. Auerbach		Name: Hao Wu
	Title: Authorized Signatory		Title: Authorized Signatory

Sky Capital America Inc.

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

Lumens Holdings 1, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

Greenleaf-TNX Clear Skies I, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

Signature Page 1 of 3 to Settlement Agreement

Greenleaf-TNX Clear Skies II, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

GLT Comm1 Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

GLT SC1 Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

NLH1 Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

SunE GLT Ironwood Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

SunE GLT Patton Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

SunE GLT Chuckawalla Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

GLT SLO Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

Signature Page 2 of 3 to Settlement Agreement

Sun Harvest Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

GLT NLH2 Solar, LLC

By:	/s/ Peter Liu
Name: Peter Liu
Title: Authorized Signatory

Signature Page 3 of 3 to Settlement Agreement

Schedule 1

Other Obligors

1.	SKY CAPITAL AMERICA INC.

2.	LUMENS HOLDINGS 1, LLC

3.	GREENLEAF-TNX CLEAR SKIES I, LLC

4.	GREENLEAF-TNX CLEAR SKIES II, LLC

5.	GLT COMM1 SOLAR, LLC

6.	GLT SC1 SOLAR, LLC

7.	NLH1 SOLAR, LLC

8.	SUNE GLT IRONWOOD SOLAR, LLC

9.	SUNE GLT PATTON SOLAR, LLC

10.	SUNE GLT CHUCKAWALLA SOLAR, LLC

11.	GLT SLO SOLAR, LLC

12.	SUN HARVEST SOLAR, LLC

13.	GLT NLH2 SOLAR, LLC

Schedule I to Settlement Agreement

Schedule II

Schedule II Project Companies

Schedule II Project Companies
GLT Pioneer Solar, LLC
Greenfield PV Hodings, LLC
Pioneer Valley Solar LLC
Axio Green LLC
GLT Cloverdale Solar, LLC
Cloverdale Solar 1, LLC
GLT SC1 Solar LLC
SunE GLT Ironwood Solar, LLC
GLT SLO Solar, LLC
SunE GLT Patton Solar, LLC
GLT Comm1 Solar, LLC
SunE GLT Chuckawalla Solar, LLC
NLH1 Solar, LLC
GLT NLH2 Solar, LLC
Sun Harvest Solar, LLC

Schedule II to Settlement Agreement

Schedule III

Schedule III Project Companies

Schedule III Project Companies
DANONI LN s.r.o.
Sky Solar Bolešiny s.r.o., člen koncernu
Solar Holýšov s.r.o.

Schedule III to Settlement Agreement

Schedule IV

Schedule IV Project Companies

Schedule IV Project Company Names
Fotovoltaica Jaururo SpA
Fotovoltaica San Isidro SpA

Schedule IV to Settlement Agreement

Schedule V

Schedule V Project Companies

Schedule V Project Assets Names1
Kyushu-017
Tokyo-010
Tokyo-007
Tokyo-008
Kyushu-007
Hokkaido-111
Kyushu-151

[1]	The Japanese project asset names listed herein use project identifiers supplied by the Sky Solar Parties to the Hudson Parties prior to the execution of this Agreement.

Schedule V to Settlement Agreement

Exhibit 1

Financial Model

Attached Under Separate File Entitled

“Settlement-Financial Model11.04.2019”

Exhibit 1 to Settlement Agreement

Exhibit 2

Majority Acquisition Consideration Breakdown

Section 5.1 Majority Acquisitions of the Equity Conversion Project Companies
	% Ownership	Value	NWC(1)	Total Price
Schedule II Project Companies	50.1%	$7,258,718	$556,869	$7,815,586
Schedule III Project Companies	50.1%	$3,821,643	$1,216,655	$5,038,299
Schedule IV Project Companies	50.1%	$3,168,840	$605,409	$3,774,249
Total		$14,249,201	$2,378,933	$16,628,134

(1)Net Working Capital as described in the Financial Model is as of August 31, 2019, and is subject to modification to reflect balance sheets to be delivered as of the Cutoff Date pursuant to Section 13.1(a).

Section 5.2 Uruguay Project Companies
			NWC(1)	Additional
	% Ownership	Value		Adjustment	Total Price
Uruguay Project Companies	36.83%	$19,893,480	$843,178	$323,622	$21,060,280
Total		$19,893,480	$843,178	$323,622	$21,060,280

(1)Net Working Capital as described in the Financial Model is as of August 31, 2019, and is subject to modification to reflect balance sheets to be delivered as of the Cutoff Date pursuant to Section 13.1(a).

Exhibit 2 to Settlement Agreement

Exhibit 3

Uruguay Earn-Out Agreement Principles

(a)Any recovery on the SEMI Claim, based on a year 2nd year PR claim, if resulting in compensation greater than $1.7M, 36.83% multiplied by 60% of the portion that exceeds the $1.7MM shall be paid to the Sky Solar Parites;

(b)Both the Sky Solar Parties and the Hudson Parties shall agree on a financial model which details the discount to the Sky Solar Parties’ PR measurement, which was agreed upon by the recent PR study commissioned by the Sky Solar Parties. For a period of three (3) years, commencing from October 1, 2019, and concluding on October 1, 2022, Hudson shall make annual payments to the Sky Solar Parties if the actual PR is greater than the estimated PR for each year in the period.

(c)Both the Sky Solar Parties and the Hudson Parties, along with their technical advisors, shall agree on a common methodology to measure and calculate annual PR, before the closing.

(d)At the end of year 3, the average PR from the last three years shall form the basis to revalue the projects, over their remainder of their PPA term, using the agreed upon financial model and Hudson shall make a one time true up payment based on the difference between the project valuation using Hudson PR discount and the 3 year average PR during the measurement period. During the 3rd year, both parties will conduct an irridation study, from an acceptable 3rd party technical consulting firm, which will form the basis for the new irradiation forecast in the valuation model.

(e)To facilitate this PR measurement, execute the earnout mechanism, and help optimize project performance both parties will agree to change the monitoring system and in the case that Sky is not appointed as the asset manager of Project co’s in the future Sky will stay involved in an advisory role to make sure that all future measurements are done correctly.

Exhibit 3 to Settlement Agreement